Exhibit 99.1

PRESS RELEASE

For Immediate Release

For More Information Contact:

R. Steve Aaron, President and CEO

Integrity Financial Corporation

39 2nd Street NW

Hickory, North Carolina 28601-3843

(888) 894-2483

Hickory, North Carolina. Integrity Financial Corporation, a financial services holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina, First Gaston Bank, Gastonia, North Carolina and subsidiary Integrity Securities, Hickory, North Carolina announced first quarter earnings of $1,118,451 or $0.24 per share. This compares to $1,193,368 or $0.26 per share for the comparable period in 2003.

The Company’s assets grew from $629.7 million at December 31, 2003 to $645.9 million at March 31, 2004, a growth rate of 2.6%. Loans increased from $463.4 million to $474.4 million or 9.8% for the period, while deposits grew 13.1% from $498.0 million to $516.4 million at March 31, 2004.

The decrease in first quarter earnings was largely due to reduced income from residential mortgage operations, and increased operating expenses from three new branches that were opened late in 2003.

Questions about this release can be directed to Susan Mikels at (828) 315-6202 or Marty Lowder at (828) 315-6200.